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                                                                Exhibit 99.B9-2

                                                       Transfer Agency Agreement

                           TRANSFER AGENCY AGREEMENT


     THIS AGREEMENT made as of the 1st day of January, 1997 by and between VAN WAGONER FUNDS, INC. (the "Corporation"), and SUNSTONE INVESTOR SERVICES, LLC, a Wisconsin limited liability company ("Sunstone"):

     WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is authorized to issue shares of common stock ("Shares") in separate series with each such series representing the interests in a separate portfolio of securities and other assets;

     WHEREAS, the Corporation desires to retain Sunstone to render the transfer agency and other services contemplated hereby with respect to each of the investment portfolios of the Corporation as are listed on Schedule A hereto and any additional investment portfolios the Corporation and Sunstone may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a "Fund" and collectively the "Funds"), and Sunstone is willing to render such services.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                                   ARTICLE I

                         APPOINTMENT OF TRANSFER AGENT

     A. APPOINTMENT. The Corporation hereby constitutes and appoints Sunstone as transfer agent and dividend disbursing agent of all the Shares of the Funds during the period of this Agreement, and Sunstone hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

        2. Sunstone shall perform the transfer agent and dividend disbursing agent services described on Schedule B hereto. To the extent that a Fund requests Sunstone to perform any additional services in a manner not consistent with Sunstone's usual processing procedures, Sunstone and the Fund shall mutually agree as to the services to be accomplished, the manner of accomplishment and the compensation to which Sunstone shall be entitled with respect thereto.

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        3. Sunstone may, in its discretion, appoint in writing other parties qualified to perform transfer agency and shareholder services reasonably acceptable to the Funds (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that unless the Fund shall enter into a written agreement with such Sub-transfer Agent, the Sub-transfer
Agent shall be the agent of Sunstone and not the agent of the Corporation or such Fund and, in such event Sunstone shall be fully responsible for the acts or omissions of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

        4. Sunstone shall have no duties or responsibilities whatsoever hereunder except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against Sunstone.

     B. DOCUMENTS/RECORDS.

        1. In connection with such appointment, the Corporation shall deliver or cause to be delivered the following documents to Sunstone:

           a) A copy of the Articles of Incorporation and By-laws of the Corporation and all amendments thereto certified by the Secretary of the Corporation;

           b) A copy of the resolutions of the Board of Directors of the Corporation certified by the Secretary of the Corporation appointing Sunstone and authorizing the execution of this Transfer Agency Agreement on behalf of the Funds and designating certain persons to sign stock certificates, if any, and give or authorize others to give written or oral instructions and requests on behalf of the Funds;

           c) A certificate signed by the Secretary of the Corporation specifying: the number of authorized Shares and the number of such authorized Shares issued and currently outstanding; the names and specimen signatures of the officers of the Corporation authorized to sign written stock certificates and the individuals authorized to provide oral instructions and to sign written instructions and requests; and the name and address of the legal counsel for the Corporation;

           d) In the event the Corporation issues Share certificates, specimen Share certificates for each Fund in the form approved by the Board of Directors of the Corporation (and in a format compatible with Sunstone's operating system), together with a Certificate signed by the Secretary of the Corporation as to such approval;

           e) Copies of the Corporation's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933
Act"), and under the 1940 Act, as amended, together with any applications filed in connection therewith; and

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           f) Opinion of counsel for the Corporation with respect to the
Corporation's organization and existence under the laws of its state of organization, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

        2. The Corporation agrees to deliver or to cause to be delivered to Sunstone in Milwaukee, Wisconsin, at the Corporation's expense, all of its shareholder account records relating to the Funds in a format acceptable to Sunstone and all such other documents, records and information as Sunstone may reasonably request in order for Sunstone to perform its services hereunder.


                                   ARTICLE II

                            COMPENSATION & EXPENSES

     A. COMPENSATION. In consideration for its services hereunder as transfer agent and dividend disbursing agent, each Fund will pay to Sunstone such compensation as shall be set forth in a separate fee schedule to be agreed to by each Fund and Sunstone from time to time. A copy of the initial fee schedule is attached hereto as Schedule C.

     B. EXPENSES. The Corporation on behalf of each Fund also agrees to promptly reimburse Sunstone for all reasonable out-of-pocket expenses or disbursements incurred by Sunstone in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, bank account service fees and charges, telephone calls, telegraphs, stationery supplies, outside printing and mailing firms, magnetic tapes, reels or cartridges (if sent to a Fund or to a third party at a Fund's request) and magnetic tape handling charges, on-site and off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes and disks), computer equipment installed at a Fund's request at a Fund's or a third party's premises, telecommunications equipment, telephone/telecommunication lines between a Fund and its agents, on one hand, and Sunstone on the other, proxy soliciting, processing and/or tabulating costs, transmission of statement data for remote printing or processing, and transaction fees to the extent any of the foregoing are paid by Sunstone. Postage is payable in advance and is due at least seven days prior to the anticipated mail date. Other out-of pocket expenses are payable in advance if so requested by Sunstone. In the event Sunstone requests advance payment, Sunstone shall not be obligated to incur such expenses or perform the related service(s) until payment is received. Sunstone may, at its option, arrange to have various service providers submit invoices directly to the Funds for payment of out-of pocket expenses reimbursable hereunder. In addition to the foregoing, any other expenses incurred by Sunstone at the request or with the consent of a Fund will be promptly reimbursed by the respective Fund.

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     C. PAYMENT PROCEDURES.

     1. Amounts due hereunder shall be due and paid by the respective Fund on or before the thirtieth (30th) day after the date of the statement therefor (the "Due Date"). Service fees are billed monthly, and out-of-pocket expenses are billed as incurred (unless prepayment is requested by Sunstone). Sunstone may, at its option, arrange to have various service providers submit invoices directly to the Funds for payment of out-of-pocket expenses reimbursable hereunder. The Corporation is aware that its failure to pay all amounts in a timely fashion so that they will be received by Sunstone on or before the Due Date will give rise to costs to Sunstone not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, in the event that any amounts due hereunder are not received by Sunstone within ten (10) days of the date of a notice of past due amounts, a Fund shall pay a late charge equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less from the date of the past due notice to the date of Sunstone's receipt of payment of such past due amount. In addition, the Fund shall pay reasonable attorney's fees and court costs of Sunstone if any amounts due Sunstone are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund's default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

     2. In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Sunstone in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Sunstone provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.


                                  ARTICLE III

                           PROCESSING AND PROCEDURES

     A. ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

     1. Sunstone acknowledges that it has received a copy of the Fund's Prospectus (as hereinafter defined), which Prospectus describes how sales and redemptions of shares of each Fund shall be made and Sunstone agrees to accept purchase orders and redemption requests with respect to Fund shares on each Fund Business Day in accordance with such Prospectus. "Fund Business Day" shall be deemed to be each day on which the New York Stock Exchange is open for trading, and "Prospectus" shall mean the last Fund prospectus actually received by Sunstone from the Fund with respect to which the Fund has indicated a registration statement under the

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1933 Act has become effective, including the Statement of Additional
Information, incorporated by reference therein.

     2. On each Fund Business Day Sunstone shall, as of the time at which the net asset value of the Fund is computed, issue to and redeem from the accounts specified in a purchase order or redemption request, which in accordance with the Prospectus is effective on such day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund.

     3. Upon the issuance of any Shares in accordance with this Agreement, Sunstone shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

     4. Sunstone shall not be required to issue any Shares after it has received from an Officer (as herein defined) of the Fund or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and Sunstone shall be entitled to rely upon such written notification. "Officer" shall be deemed to be the Corporation's President, any Vice President, Secretary, Treasurer, Controller, any Assistant Controller, any Assistant Treasurer and any Assistant Secretary of the Corporation, and any other person duly authorized by the Board of Directors of the Corporation to execute any certificate, instruction, notice or other instrument or provide oral instructions on behalf of the Corporation, and disclosed to Sunstone, as such individuals may be amended from time to time and disclosed in writing to Sunstone, and any person reasonably believed by Sunstone to be such a person.

     5. Upon receipt of a proper redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, Sunstone shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus.

     6. (a) Except as otherwise provided in sub-paragraph (b) of this paragraph, Shares will be transferred or redeemed upon presentation to Sunstone of Share certificates, if any, or instructions properly endorsed for transfer or redemption, accompanied by such documents as Sunstone deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. Sunstone reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the stock certificate, if any, or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized officer of the Fund or except as provided in sub-paragraph (b) of this paragraph, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. Sunstone also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which Sunstone, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption.

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Sunstone may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Corporation shall indemnify Sunstone for any act done or omitted by it in good faith in reliance upon such laws.

     (b) Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, Sunstone shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, or transfer, of Shares whenever Sunstone reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

     7. Notwithstanding any provision contained in this Agreement to the contrary, Sunstone shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

     8. In connection with each purchase and each redemption of Shares, Sunstone shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. If the Prospectus indicates that certificates for Shares are available and if specifically requested in writing by any shareholder, or if otherwise required hereunder, Sunstone will countersign, issue and mail to such shareholder at the address set forth in the records of Sunstone a Share certificate for any full Share requested.

     9. On each Fund Business Day Sunstone shall supply the Fund with a statement specifying with respect to the immediately preceding Fund Business
Day: the total number of Shares of the Fund (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of the Fund sold on such day; the total number of Shares of the Fund and the dollar amount redeemed from Shareholders by Sunstone on such day; and the total number of Shares of the Fund issued and outstanding.

     10. Procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods shall be established by mutual agreement between the Funds and Sunstone consistent with the terms of the Prospectus. Sunstone upon notice to a Fund may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates, if any, or the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and such rules and regulations generally adopted by mutual fund transfer agents. Sunstone shall not be liable, and shall be held harmless by the Funds, for its actions or omissions which are consistent with the foregoing procedures.

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     B. DIVIDENDS AND DISTRIBUTIONS.

     1. The Corporation shall furnish to Sunstone a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, either (i) setting forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to Sunstone on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing Sunstone to rely on a certificate of an Officer setting forth the information described in subsection (i) of this paragraph.

     2. In connection with a reinvestment of a dividend or distribution of Shares of a Fund, Sunstone shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph 1, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

     3. Upon the mail date specified in such certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of Sunstone on behalf of the Fund, an amount of cash, if any, sufficient for Sunstone to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. Sunstone will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date. Sunstone shall not be liable for any improper payments made in good faith and in accordance with a certificate or resolution described in the preceding paragraph. If Sunstone shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, Sunstone shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to Sunstone.

     4. It is understood that Sunstone in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders pursuant to the terms of this Agreement. It is further understood that Sunstone shall file such appropriate information returns concerning the payment of dividend and capital gain distributions with the proper federal and state authorities as are required by law to be filed by the Funds but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law.

     C. AUTHORIZATION AND ISSUANCE OF SHARES; RECAPITALIZATION OR CAPITAL ADJUSTMENT.

     1. Prior to the effective date of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits or similar transactions, the Corporation agrees to deliver to Sunstone such documents, certificates, reports and legal opinions as Sunstone may reasonably request.

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     2. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, Sunstone will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

        (a) A certificate of an Officer authorizing the issuance of the Share certificates in the new form, a certified copy of any amendment to the Articles of Incorporation with respect to the change, and such other documents and information as Sunstone may reasonably request.

        (b) In the event the Funds issue Share certificates, specimen Share certificates for each Fund in the new form approved by the Board of Directors, with a certificate signed by the Secretary of the Corporation as to such approval.

     3. In the event a Fund issues Share certificates, the Fund at its expense shall furnish Sunstone with a sufficient supply of blank Share certificates in the new form and from time to time will replenish such supply upon the request of Sunstone. Such blank Share certificates shall be compatible with Sunstone's system and shall be properly signed by facsimile or otherwise by Officers of the Corporation authorized by law or by the By-Laws to sign Share certificates and, if required shall bear the corporate Seal or facsimile thereof. Each Fund agrees to indemnify and exonerate, save and hold Sunstone harmless, from and against any and all claims or demands that may be asserted against Sunstone with respect to the genuineness of any Share certificate supplied to Sunstone.

     4. In the event a Fund issues Share certificates, Sunstone may issue new Share certificates in place of certificates represented to have been lost, stolen, or destroyed upon receiving written instructions from the shareholder accompanied by proof of an indemnity or surety bond issued by a recognized insurance institution specified by the Fund or Sunstone. If Sunstone receives written notification from the shareholder or broker dealer that the certificate issued was never received, and such notification is made within 30 days of the date of issuance, Sunstone may reissue the certificate without requiring a surety bond. Sunstone may also reissue certificates which are represented as lost, stolen, or destroyed without requiring a surety bond provided that the notification is in writing and accompanied by an indemnification signed on behalf of a member firm of the New York Stock Exchange and signed by an officer of said firm with the signature guaranteed. Notwithstanding the foregoing, Sunstone will reissue a certificate upon written authorization from an Officer of the Fund.

     D. RECORDS.

     1. Sunstone shall keep such records as are specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. Sunstone may deliver to the Funds from time to time at its discretion, for safekeeping or disposition by a Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties as such transfer agent, as Sunstone may deem expedient, other than those which Sunstone is itself required to maintain pursuant to

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applicable laws and regulations.  The Funds shall assume all responsibility for any failure thereafter to produce any record, paper, canceled Share certificate, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by Sunstone, which have not been previously delivered to a Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and shall be delivered to the Fund promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by Sunstone on such date of termination or such earlier date as may be requested by the Fund.

     2. Sunstone agrees to keep all records and other information relative to the Funds and their shareholders confidential. In case of any requests or demands for the inspection of the shareholder records of a Fund, Sunstone will endeavor to notify the Fund promptly and to secure instructions from an Officer as to such inspection. Sunstone reserves the right, however, to exhibit the shareholder records to any person whenever it receives advice from its counsel that there is a reasonable likelihood that Sunstone will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure Sunstone shall promptly notify the Fund that such disclosure has been made or is to be made. Notwithstanding the foregoing, Sunstone may disclose information when requested by a shareholder concerning an account as to which such shareholder claims a legal or beneficial interest or when requested by the Funds, the shareholder or the dealer of record as to such account.

     3. Sunstone shall only be responsible for the safekeeping and maintenance of transfer agency records, canceled certificates, if any, and correspondence of a Fund created or produced prior to the time of conversion which are under its control and acknowledged in a writing to the Fund to be in its possession. Any expenses or liabilities incurred by Sunstone as a result of shareholder inquiries, regulatory compliance or audits related to such records shall be the responsibility of the Funds.


                                   ARTICLE IV

                           CONCERNING THE CORPORATION

     A. REPRESENTATIONS. The Corporation represents and warrants to Sunstone that:

        (a) It is a corporation duly organized and existing under the laws of the State of Maryland, it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

        (b) It is an investment company registered under the 1940 Act.

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        (c) A registration statement under the 1933 Act with respect to the
Shares is effective. The Corporation shall notify Sunstone if such registration statement or any state securities registrations have been terminated, lapse or a stop order has been entered with respect to the Shares.

     B. COVENANTS.

     1. The Corporation will file with Sunstone copies of all material amendments to its Articles of Incorporation and By-laws made after the date of this Agreement. Each copy of the Articles of Incorporation of the Funds and copies of all amendments thereto shall be certified by the Secretary of the Corporation. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors, shall be certified by the Secretary of the Corporation.

     2. The Corporation shall promptly deliver to Sunstone written notice of any change in the Officers authorized to sign Share certificates, if any, notifications or requests, or provide oral instructions, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, Sunstone may issue such Share certificates of the Fund notwithstanding such death, resignation or removal, and the Funds shall promptly deliver to Sunstone such approval, adoption or ratification as may be required by law.

     3. The Corporation shall deliver to Sunstone the Fund's currently effective Prospectus and, for purposes of this Agreement, Sunstone shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time after it is actually received by Sunstone.

     4. All requisite steps will be taken by the Funds from time to time when and as necessary to register the Funds' shares for sale in all states in which Funds' shares shall at the time be offered for sale and require registration. If at any time a Fund receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund's shares, the Fund will give prompt notice thereof to Sunstone.

     5. The Corporation will comply with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

     6. The Corporation agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of Sunstone hereunder, it shall advise Sunstone of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of Sunstone thereto, which shall not be unreasonably withheld.

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                                   ARTICLE V

                         CONCERNING THE TRANSFER AGENT

     A. REPRESENTATIONS.  Sunstone represents and warrants to the Fund that:

        (a) It is a limited liability company duly organized and existing under the laws of the State of Wisconsin, is empowered under applicable law and by its Organizational Agreement to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

        (b) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, to the extent required.

     B. LIMITATION OF LIABILITY; INDEMNIFICATION.

     1. Sunstone shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, in the absence of its bad faith, willful misfeasance, negligence or reckless disregard of its duties under this Agreement.

     2. The Corporation on behalf of the Funds agrees to indemnify and hold harmless Sunstone, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Sunstone's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reliance on information, records, instructions (oral or written) or requests given or made to Sunstone by the Funds, its officers, directors, agents or representatives; provided that this indemnification shall not apply to actions or omissions of Sunstone in cases of its own willful misfeasance or negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Sunstone shall give the Funds written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Sunstone. The indemnity and defense provisions provided hereunder shall indefinitely survive the termination of this Agreement.

     3. Sunstone agrees to indemnify and hold harmless the Funds, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character resulting from Sunstone's bad faith, willful misfeasance, negligence or reckless disregard of its duties under this Agreement; provided that prior to confessing any claim against it which may be the subject of this indemnification, the Funds shall give Sunstone written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the

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Funds.  The indemnity and defense provisions provided hereunder shall indefinitely survive the termination of this Agreement.

     4. Sunstone assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Sunstone will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond Sunstone's control.

     5. Notwithstanding anything herein to the contrary, Sunstone shall not be liable and shall be indemnified in acting upon any writing or document reasonably believed by it to be genuine and to have been signed or made by an Officer or verbal instructions which the individual receiving the instructions on behalf of Sunstone reasonably believes in good faith to have been given by an Officer, and Sunstone shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from a Fund or such person. Sunstone shall not be liable to a Fund with respect to any redemption draft on which the signature of the drawer is forged nor shall Sunstone be liable for any alteration or absence or forgery of any endorsement, it being understood that Sunstone's sole responsibility with respect to inspecting redemption drafts is to use reasonable care to verify the drawer's signature against signatures on file. It shall also be protected in processing Share certificates, if any, which bear the proper countersignature of Sunstone and which it reasonably believes to bear the proper manual or facsimile signature of the Officers.

     6. In no event and under no circumstances shall either party to this agreement be liable to anyone, including, without limitation to the other party, for punitive damages for any act or failure to act under any provision of this agreement even if advised of the possibility thereof.

     7. At any time Sunstone may request instructions and/or receive directions from an Officer with respect to any matter arising in connection with Sunstone's duties and obligations under this Agreement, and Sunstone shall not be liable for any action taken or permitted by it in good faith in accordance with such instructions or directions. Such request for instructions by Sunstone may set forth any action proposed to be taken or omitted by Sunstone with respect to its duties or obligations under this Agreement and the date on and/or which such action shall be taken. Sunstone shall not be liable for any action taken or omitted in accordance with a proposal included in any such request on or after the date specified therein unless, prior to taking or omitting any such action, Sunstone has received instructions in response to such application specifying the action to be taken or omitted. Sunstone may consult counsel of the Corporation, or upon notice to the Corporation, its own counsel, at the expense of the Corporation and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Corporation or its own counsel.

     8. Notwithstanding any of the provisions of this Agreement, Sunstone shall be under no duty or obligation under this Agreement to inquire into, and shall not be liable for:

        (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of a Fund, as the case may be, to request such sale or issuance;

        (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of a Fund, as the case may be, to request such transfer or redemption;

        (c) The legality of the declaration of any dividend by a Fund, or the legality of the issue of any Shares in payment of any stock dividend, or the legality of any recapitalization or readjustment of Shares.


                                  ARTICLE VI

                                     TERM

     1. This Agreement shall remain in full force and effect for a period of one (1) year from the date hereof, the initial term, and thereafter shall automatically extend for additional, successive twelve (12) month terms unless earlier terminated as provided below.

     2. Either of the parties hereto may terminate this Agreement after the initial term by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of receipt of such notice. In the event such notice is given by a Fund, it shall be accompanied by a copy of a resolution of the Board of Directors of the Corporation, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by Sunstone, the Fund shall on or before the termination date, deliver to Sunstone a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and Sunstone shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by Sunstone, but unpaid by a Fund upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

     3. In the event this Agreement is terminated as provided herein, Sunstone, upon the written request of a Fund, shall deliver the records of the Fund to the Fund or its successor transfer agent in the form maintained by Sunstone. The Fund shall be responsible to Sunstone for all out-of-pocket expenses and for the reasonable costs and expenses associated with the preparation and delivery of such media, including: (a) any custom programming requested by a

Fund in connection with the preparation of such media; (b) transportation of forms and other Fund materials used in connection with the processing of Fund transactions by Sunstone; and (c) transportation of Fund records and files in the possession of Sunstone. Sunstone shall not reduce the level of service provided to the Fund following notice of termination by the Fund.


                                  ARTICLE VII

                                 MISCELLANEOUS

     A. NOTICES. Any notice or other instrument in writing, authorized or required by this Agreement to be given to a Fund or the Corporation shall be sufficiently given if addressed to the Corporation and mailed and delivered to the President at One Bush Street, Suite 1150, San Francisco, California 94104, or at such other place as the Corporation may from time to time designate in writing. Any notice or other instrument in writing, authorized or required by this Agreement to be given to Sunstone shall be sufficiently given if addressed to Sunstone and mailed or delivered to the President at 207 East Buffalo Street, Milwaukee, Wisconsin 53202, or at such other place as Sunstone may from time to time designate in writing.

     B. AMENDMENTS/ASSIGNMENTS.

        1. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

        2. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party except that Sunstone may assign this Agreement to an affiliate with advance written notice to the Corporation.

     C. WISCONSIN LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     D. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     E. BACK-UP FACILITY. During the terms of this Agreement, Sunstone shall provide a facility capable of safeguarding the transfer agency and dividend disbursing records of the Fund in case of damage to the primary facility providing those services (the "Back-Up Facility"). Transfer of the transfer agency and dividend records of the Fund to the Back-Up Facility shall commence as soon as practicable after damage to the primary facility results in an inability to provide the transfer agency and dividend disbursing services. After the primary facility has recovered, Sunstone shall again utilize it to provide the transfer agency and dividend disbursing services to the Fund. Sunstone shall use reasonable efforts to provide the services described in this Agreement from the Back-Up Facility.

     F. PRIOR TRANSFER AGENT(S). Sunstone will endeavor to assist in resolving shareholder inquiries and errors relating to the period during which prior transfer agents acted as such for the Fund. Any such inquiries or errors which cannot be expediently resolved by Sunstone will be referred to the Fund.

     G. NON-EXCLUSIVE; OTHER AGREEMENTS. The services of Sunstone hereunder are not deemed exclusive and Sunstone shall be free to render similar services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

     H. CAPTIONS. The captions in the Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.

SUNSTONE INVESTOR SERVICES, LLC         VAN WAGONER FUNDS, INC.


By: ______________________________      By: ________________________________
            (Signature)                                (Signature)

     ______________________________         ________________________________
              (Name)                                      (Name)

     ______________________________         ________________________________
             (Title)                                      (Title)

     ______________________________         ________________________________
           (Date Signed)                                (Date Signed)

                                   SCHEDULE A
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                            VAN WAGONER FUNDS, INC.
                                      AND
                        SUNSTONE INVESTOR SERVICES, LLC



                           VAN WAGONER MICRO-CAP FUND
                        VAN WAGONER EMERGING GROWTH FUND
                            VAN WAGONER MID-CAP FUND
                     VAN WAGONER CAPITAL APPRECIATION FUND
                            VAN WAGONER GROWTH FUND
                         VAN WAGONER POST-VENTURE FUND

                                   SCHEDULE B
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                            VAN WAGONER FUNDS, INC.
                                      AND
                        SUNSTONE INVESTOR SERVICES, LLC

                      SERVICES TO VAN WAGONER  FUNDS, INC.

-  MAINTENANCE OF SHAREHOLDER ACCOUNTS

     X  Maintain records for each shareholder account;

     X  Scan account documents for electronic storage;

     X  Issue customer statements;

     X  Record changes to shareholder account information;

     X  Maintain account documentation files for each shareholder; and

     X  Establish and maintain IRA accounts.

-  SHAREHOLDER SERVICING AND SHAREHOLDER TRANSACTIONS

     X Respond to written and telephone (recorded lines) inquiries from shareholders for information about their accounts;

     X Process shareholder purchase and redemption orders, including those of automatic investment and systematic withdrawal plans;

     X Set up account information, including address, dividend options, taxpayer identification numbers and wire instructions;

     X  Issue transaction confirmations;

     X  Process transfers and exchanges; and

     X Process dividend payments by check, wire or ACH or purchase new shares through dividend reinvestment.

-  COMPLIANCE REPORTING AND PROXY PROCESSING

     X Provide required reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the states in which each fund is registered;

     X Prepare and distribute required Internal Revenue Service forms relating to earned income and capital gains to fund and shareholders;

     X  Issue tax withholding reports to the Internal Revenue Service; and

     X  Mail, process and tabulate proxies.

-  DEALER/LOAD PROCESSING

     X  Provide dealer access through NSCC's FundSERV; and

     X Calculate fees due under 12b-1 plans for distribution and marketing expenses.

-  TELEPHONE SERVICE REPRESENTATIVES ON-LINE ACCESS

     X  Respond to shareholder or dealer inquiries related to:

        -  Account registration;

        -  Share balances;

        -  Account options;

        -  Dividend and capital gain distribution status;

        -  Withholding status;

        -  Transaction dates and types;

        -  Shares traded;

        -  Social security number/tax ID number;

        -  External account number;

        -  Address;

        -  Customer or account type;

        -  Dealer, branch and rep information;

        -  Dollars available/not available in the account;

        -  Shares purchased/redeemed today;

        -  Dividend accrual, current dividend period; and

        -  Market value of shares.

     X  Dedicated shareholder services representative

-  STANDARD REPORTS

     X  Shareholder base analysis (monthly)

     X  New account listing (weekly)

     X  Purchases, redemptions, exchanges (monthly)

     X  Servicing summary (monthly)

     X  Rule 12b-1 reports (monthly)

                                   SCHEDULE C
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                            VAN WAGONER FUNDS, INC.
                                      AND
                        SUNSTONE INVESTOR SERVICES, LLC



                                      FEES

     FEES FOR VAN WAGONER FUNDS


             Base annual fee:
                  Micro-Cap                  $1,000
                  Emerging Growth             1,000
                  Mid-Cap                     1,000
                  Capital Appreciation        1,000
                  Growth                      1,000
                  Post-Venture                1,000

             Annual shareholder account fee:  16.00 open accounts
                                               2.50 closed accounts

             Minimum annual fee:
                  Micro-Cap                    $16,000
                  Emerging Growth               16,000
                  Mid-Cap                       16,000
                  Capital Appreciation          16,000
                  Growth                        16,000
                  Post-Venture                  16,000


  The fee assumes a single class of shares, implementation of a 12b-1 plan; availability of automatic investment plans and systematic withdrawal plans (using Sunstone's regular processing date); annual dividend distributions; annual capital gains distributions; and all standard reports.

  The base annual fee plus the greater of the minimum annual fee or annual shareholder account fee will be charged. In addition, all account maintenance and processing fees, out-of-pocket expenses, and additional fees apply to both Van Wagoner and Northern Fund accounts.


  - ONE-TIME SET-UP FEES
  - (per fund family)



    NSCC FundSERV set-up                                             $2,500
    NSCC networking                                                   1,500
    Northern Money Market Fund(s) (per fund)                          2,500
    Fund set-up (per fund)                                            2,000
    VRU set-up                                                        2,000
    Remote access per location                                          500


  - ACCOUNT MAINTENANCE AND PROCESSING FEES
    (per occurrence)

    Shareholder account set-up                                         2.50
    Omnibus account transaction                                        2.50
    Transaction processing - FundSERV                                   .20
    Locating lost shareholders                                         8.00


  - OUT-OF-POCKET EXPENSES

    Per check processing (dividend, capital gains, redemption)          .25
    Per statement and confirm processing                                .25
    Per tax form processing                                             .15
    Per label printing                                                  .05
    Production of ad hoc reports                                     100.00 min.
    Bulk mailings/insert handling charge
           1 insert                                                     .25
           2 - 3 inserts (per piece)                                    .20
           4 - 5 inserts (per piece)                                    .15
    Bank account service fees and any other bank charges            At cost
    Statement paper                                                 At cost
    Envelopes                                                       At cost
    Tax forms                                                       At cost
    Postage and express delivery charges                            At cost
    Telephone and long distance charges                             At cost
    Fax charges                                                     At cost
    P.O. box rental                                                 At cost
    800-phone number                                                At cost
    Inventory and records storage                                   At cost
    FundSERV charges                                                At cost
    Remote access ID
           First user                                                250.00



           Each additional user                                                 100.00

 - CUSTOM PROGRAMMING


   Additional fees may apply for special programming to meet servicing requirements or to create custom reports.


 - ADDITIONAL FEES WHICH WILL BE PASSED ON TO SHAREHOLDERS


   Outgoing wire fee                                                    Varies by bank
   Account transcripts older than 2 years
      (per year, per fund)                                                        5.00
   Non-sufficient funds                                                 Varies by bank
   IRA/SEP processing/403(b)
      Annual maintenance or custodial fee (per shareholder)                      15.00
      Account termination (transfer or rollover)                                 15.00



-  DEDICATED SHAREHOLDER SERVICES REPRESENTATIVE (PER PERSON)         $60,000 per year
                                                                             increased
                                                                       annually by the
                                                                           CPI plus 2%

    Out-of-pocket expenses (including travel, blue sky licenses)               At cost

                                   SCHEDULE D
                                     TO THE
                            TRANSFER AGENT AGREEMENT
                                 BY AND BETWEEN
                            VAN WAGONER FUNDS, INC.
                                      AND
                        SUNSTONE INVESTOR SERVICES, LLC


                         RECORDS MAINTAINED BY SUNSTONE

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds